                                                                    EXHIBIT 11.1


            COMPUTATION OF BASIC AND DILUTED INCOME (LOSS) PER SHARE
           FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999 AND
          FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND THE PERIOD
                FROM JANUARY 30, 1998 THROUGH SEPTEMBER 30, 1998

          The following calculation is submitted in accordance with requirements of the Securities Exchange Act of 1934:

                                                         For the three months         For the nine months
                                                          ended September 30           ended September 30
                                                     ---------------------------    -----------------------
                                                       1999           1998            1999          1998(1)
                                                     --------        -------        --------        -------
                                                                      (amounts in thousands)
Net income available for common shareholders           ($593)         $2,352        ($1,466)         $3,006
                                                     =======         =======        =======         =======

Weighted average common shares
     outstanding used in calculating basic
     and diluted net income (loss) per
     common share                                      7,201           7,388          7,206           7,390
                                                     =======         =======        =======         =======

Basic and diluted net income (loss) per common
     share                                            ($0.08)          $0.32         ($0.20)          $0.41
                                                     =======         =======        =======         =======

(1)  Represents the period from January 30, 1998 to September 30, 1998





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